EXHIBIT 99.1

Energy And Water Development Corp. Pays Off Its Convertible Loans

Florida, Feb. 25, 2021 (GLOBE NEWSWIRE) -- via NewMediaWire -- Energy and Water Development (OTCQB: EAWD) is pleased to report that it has paid off the convertible loans issued during years 2019 and 2020. All of the convertible loans were paid off to avoid dilution and reduced the Company’s overall debt. Eliminating the convertible loans recorded as December 2020 represents a significant milestone for EAWD.

Ralph Hofmeier, CEO of Energy and Water Development Corp., said, “We believe that this strategy will better position us to enter a growth phase, so we are focusing on new revenue-producing projects of our innovative water and energy generation systems and in capital equity sources such as our qualified Reg A offering for institutional investors. The next step in our strategic plan is to pursue the assembling manufacturing in Hamburg, Germany, where the Self-Sufficient Powered Atmosphere Water Generation Systems (e-AWGs) would be produced in a faster period, allowing us to satisfy the current demand in the market.”

This press release is neither an offer to sell nor a solicitation of an offer to buy any securities, nor shall it constitute an offer, solicitation or sale of the securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such jurisdiction.

About Energy and Water Development (OTCQB: EAWD).

Energy and Water Development Corporation is a green-tech engineering solution company focused on delivering water and energy to extreme environments. The Company offers design, construction, maintenance, and specialty consulting services to private companies, government entities and non-government organizations (NGOs). EAWD builds water and energy systems out of already-existing, proven technologies, utilizing their technical know-how to customize solutions to their clients’ needs. The Company’s website is: www.eawctechnologies.com

Forward-Looking Statements

This press release may contain forward-looking statements. The words “believe,” “expect,” “should,” “intend,” “estimate,” “projects,” variations of such words and similar expressions identify forward-looking statements, but their absence does not mean that a statement is not a forward-looking statement. These forward-looking statements are based upon the Company’s current expectations and are subject to a number of risks, uncertainties and assumptions. The Company undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise. Among the important factors that could cause actual results to differ significantly from those expressed or implied by such forward-looking statements are risks that are detailed in the Company’s filings.

Contact Information:

Energy and Water Development Corp.

Irma Velazquez, Chief Operating Officer

Email: velazquezi@eawctechnologies.com

Tel. +1 347 871 8927

Tel. +49 179 911 9256